Exhibit 4.2

Otter Tail Corporation

Third Amendment
Dated as of December 1, 2007
to
Note Purchase Agreement
Dated as of December 1, 2001

Re: $90,000,000 6.63% Senior Notes
due December 1, 2011

Third Amendment to Note Purchase Agreement
     This Third Amendment dated as of December 1, 2007 (the or this “Third Amendment”) to the Note Purchase Agreement dated as of December 1, 2001 is between and among Otter Tail Corporation, a Minnesota corporation (the “Company”), and each of the institutions which is a signatory to this Third Amendment (collectively, the “Noteholders”).
R e c i t a l s:
     A. The Company and each of the Purchasers signatory thereto have heretofore entered into the Note Purchase Agreement dated as of December 1, 2001, as amended by a First Amendment thereto dated as of December 1, 2002 and by a Second Amendment thereto dated as of October 1, 2004 (as heretofore so amended, the “2001 Note Purchase Agreement”). The Company has heretofore issued the $90,000,000 6.63% Senior Notes due December 1, 2011 (the “2007 Notes”) dated December 27, 2001 pursuant to the Note Purchase Agreement. The Noteholders are the holders of 100% of the outstanding principal amount of the 2001 Notes.
     B. The Company has entered into that certain Note Purchase Agreement dated as of February 23, 2007 (the “Cascade Note Purchase Agreement”) between the Company and Cascade Investment L.L.C., a Washington limited liability company (“Cascade”), pursuant to which the Company will issue its $50,000,000 principal amount 5.778% Senior Note due November 30, 2017 (the “Cascade Note”).
     C. The Company has requested that the 2001 Note Purchase Agreement be amended to, among other things, (1) permit the guaranty of the Cascade Note by certain Material Subsidiaries (as defined in the 2001 Note Purchase Agreement), so long as such Material Subsidiaries guarantee the 2001 Notes, (2) provide that if any Subsidiaries guarantee the obligations of the Company under the Cascade Note, such Subsidiaries would also guarantee the obligations of the Company under the 2001 Notes, (3) exclude from the definition of “Restricted Payment” any dividends or similar payments payable solely to Varistar Corporation, so long as Varistar Corporation is a Wholly-owned Subsidiary of the Company, (4) provide the Noteholders with the benefit of any more restrictive covenants or more favorable terms that may be granted to Cascade, and (5) provide that no Subsidiary Guarantor or Additional Subsidiary Guarantor would be released by the Noteholders unless released by the Lenders and by Cascade.
     D. The Company and the Noteholders now desire to amend the 2001 Note Purchase Agreement to address the items described in Recital C above in the respects, but only in the respects, hereinafter set forth.
     E. Capitalized terms used herein shall have the respective meanings ascribed thereto in the 2001 Note Purchase Agreement (as amended hereby) unless herein defined or the context shall otherwise require.
     Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Third Amendment set forth in §3.1 hereof, and in consideration of good and

Otter Tail Corporation	Third Amendment to Note Purchase Agreement
valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:
Section 1. Amendments.
     Section 1.1. Section 9.8 of the 2001 Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:
     “Section 9.8. Guaranty by Subsidiaries. The Company will cause any Subsidiary which after the Closing guarantees the obligations of the Company under the Bank Credit Agreement or under the Cascade Note Purchase Agreement (an “Additional Subsidiary Guarantor”) to enter into the Guaranty Agreement, and deliver within 15 Business Days thereafter to each of the holders of the Notes the following items:
     (a) (i) an agreement substantially in the form of Exhibit A to the Guaranty Agreement, if such agreement is required due to a guarantee of the obligations of the Company under the Bank Credit Agreement, or (ii) an agreement substantially in the form of Exhibit A to the Third Amendment to the Note Purchase Agreement dated as of December 1, 2007, if such agreement is required due to a guarantee of the obligations of the Company under the Cascade Note;
     (b) a certificate signed by the President, a Vice President or another authorized Responsible Officer of the Company making representations and warranties to the effect of those contained in Sections 5.4, 5.6 and 5.7 of this Agreement, with respect to such Additional Subsidiary Guarantor and the Guaranty Agreement, as applicable;
     (c) such documents and evidence with respect to such Additional Subsidiary Guarantor as any holder of the Notes may reasonably request in order to establish the existence and good standing of such Additional Subsidiary Guarantor; and
     (d) an opinion of counsel addressed to each of the holders of the Notes satisfactory to the Required Holders, to the effect that the Guaranty Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Additional Subsidiary Guarantor enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.”
     Section 1.2. Section 9.12 of the 2001 Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

Otter Tail Corporation	Third Amendment to Note Purchase Agreement
     Section 9.12. Release of Guaranty Agreement. Subject to the provisos below, upon receipt by the Noteholders of written notice from the Company and the Lenders that the guaranty obligations of any of the Subsidiary Guarantors and any Additional Subsidiary Guarantors under the Bank Credit Agreement have been released by the Lenders, the obligations of such Subsidiary Guarantors and such Additional Subsidiary Guarantors under the Guaranty Agreement shall be released and if such obligations of all Subsidiary Guarantors and all Additional Subsidiary Guarantors have been released the Guaranty Agreement and the Intercreditor Agreement shall terminate and the Noteholders agree that they shall take such action as shall be necessary to effectuate such termination; provided, that if at any time thereafter the Bank Credit Agreement shall again be guaranteed by any Subsidiary (i) the Company will, within 30 days, cause such Subsidiary to comply with the requirements of Sections 9.8(a) through (d) and (ii) the Intercreditor Agreement shall be re-executed by the Noteholders and the Lenders; and provided further, however, if, at the time of any release of a Subsidiary Guarantor or an Additional Subsidiary Guarantor as contemplated above, any such Subsidiary Guarantors or Additional Subsidiary Guarantors are then guarantying the obligations of the Company under the Cascade Note (“Cascade Guaranties”), then such Subsidiary Guarantors or Additional Subsidiary Guarantors will not be so released unless and until released from their obligations under the Cascade Guaranties.
     Section 1.3. Section 10.7 of the 2001 Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:
     “Section 10.7 Benefit of More Restrictive Covenants or More Favorable Terms. If any Lender under the Bank Credit Agreement, or if Cascade under the Cascade Note Purchase Agreement, is or becomes entitled to the benefit of any (i) covenant, (ii) agreement, (iii) event of default, or (iv) other event which would permit the Lender or Cascade, as the case may be, to have the Company Debt obligations it holds purchased by the Company (a “put event”), which is more restrictive on the Company or its Subsidiaries than the covenants, agreements, events of default or put events contained herein or which is more favorable to such Lender or to Cascade, as the case may be, than the covenants, agreements, events of default or put events contained herein, then such more restrictive or more favorable covenant, agreement, event of default or put event shall be deemed to be incorporated into this Agreement by reference during any period such Lender or Cascade is so entitled thereto without regard to any waivers by the Lender or Cascade, as the case may be, with respect thereto and shall remain so incorporated for a period of 30 days after the Lender or Cascade, as the case may be, is no longer entitled to the benefit thereof and the Noteholders shall be entitled to the benefits thereof with respect to this Agreement in addition to the existing covenants, agreements, events of default and put events contained herein so long as any of the Notes remain outstanding.”
     Prior to any closing of a the effectuation of any amendment or modification to the Bank Credit Agreement or the Cascade Note Purchase Agreement, the Company shall deliver a letter to the Noteholders containing a list of those covenants, agreements, events of default and put events which are deemed to be incorporated into this Agreement

Otter Tail Corporation	Third Amendment to Note Purchase Agreement
pursuant to the foregoing provisions of this Section 10.7 and concurrently with or prior to the execution of any amendment to the Bank Credit Agreement, the Company shall deliver to the Noteholders a letter setting forth all covenants, agreements, events of default and put events and/or changes thereto which are deemed to be incorporated into this Agreement pursuant to the foregoing provisions of this Section 10.7 and any such letters delivered to the Noteholders shall be satisfactory in form and substance to the Noteholders. At any time after the receipt of any such letter the Required Holders shall have the right by delivery of written notice to the Company to amend this Agreement by adding to this Agreement any covenants, agreements, events of default or put events referred to in any such letter which the Required Holders elect to add pursuant to the foregoing provision of this Section 10.7.”
     Section 1.4. Section 10.11 of the 2001 Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:
     “Section 10.11. Contingent Liabilities. The Company will not and will not permit any Material Subsidiary to either: (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person, except (in the case of (a) or (b) above) for (i) guaranties by the Company of loans to leveraged Employee Stock Ownership Plans; (ii) a performance guaranty by the Company of performance by DMI Industries under a certain contract involving aggregate payments of approximately $20,000,000; (iii) guaranties by the Company or any Material Subsidiary of obligations of any Material Subsidiary as lessee under any lease that is not a Capital Lease, (iv) other guaranties limited as to principal of recovery to not more than $10,000,000 in the aggregate; (v) guaranties by Varistar Corporation of the obligations of the Company under the Bank Credit Agreement, and (vi) the guaranty by Varistar Corporation of the obligations of the Company in respect of up to $40,000,000 of Insured Senior Notes due October 1, 2017, as described in a Prospectus dated September 11, 2002 and a prospectus supplement dated on or about September 19, 2002, (vii) guarantees by Material Subsidiaries of the obligations of the Company under the Bank Credit Agreement, so long as each and every Subsidiary that guarantees the obligations of the Company under the Bank Credit Agreement is a Subsidiary Guarantor or an Additional Subsidiary Guarantor or becomes an Additional Subsidiary Guarantor in accordance with the terms of Section 9.8 hereof and the Intercreditor Agreement is in full force and effect, and (viii) guarantees by Material Subsidiaries of obligations of the Company under the Cascade Note so long as each and every Subsidiary that guarantees the obligations of the Company under the Cascade Note is a Subsidiary Guarantor or an Additional Subsidiary Guarantor or becomes an Additional Subsidiary Guarantor in accordance with the terms of Section 9.8 hereof.”

Otter Tail Corporation	Third Amendment to Note Purchase Agreement
     Section 1.5. The definition of “Restricted Payment” in the 2001 Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:
     “Restricted Payment” means any expenditure by the Company or any Subsidiary for purchase, redemption or other acquisition for value of any shares of the Company’s or any Subsidiary’s stock, payment of any dividend thereon (other than stock dividends and dividends payable solely to the Company or, so long as Varistar Corporation is a Wholly-owned Subsidiary of the Company, to Varistar Corporation), any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Company’s or any Subsidiary’s stock, or the setting aside of any funds for any such purpose (other than payment to, or on account of or for the benefit of, the Company only or, so long as Varistar Corporation is a Wholly-owned Subsidiary of the Company, Varistar Corporation only).
     Section 1.6. The following defined terms shall be and are hereby added in alphabetical order to Schedule B of the 2001 Note Purchase Agreement:
     “Cascade” means Cascade Investment L.L.C., a Washington limited liability company, and any successor holder of all or part of the Cascade Note.
     “Cascade Note” means the “Note” or any similar or replacement instrument as defined in the Cascade Note Purchase Agreement.
     “Cascade Note Purchase Agreement” means that certain Note Purchase Agreement dated as of February 23, 2007 between the Company and Cascade, as amended from time to time, and any replacement, additional or successor agreement or agreements thereto.
Section 2. Representations and Warranties of the Company.
     Section 2.1. To induce the Noteholders to execute and deliver this Third Amendment (which representations shall survive the execution and delivery of this Third Amendment), the Company represents and warrants to the Noteholders that:
     (a) this Third Amendment has been duly authorized, executed and delivered by it and this Third Amendment constitutes the legal, valid and binding agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;
     (b) the Note Purchase Agreement, as amended by this Third Amendment, constitutes the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

Otter Tail Corporation	Third Amendment to Note Purchase Agreement
     (c) the execution, delivery and performance by the Company of this Third Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this § 2.1(c);
     (d) as of the date hereof and after giving effect to this Third Amendment, no Default or Event of Default has occurred which is continuing; and
     (e) all the representations and warranties contained in Section 5 of the Note Purchase Agreement are (other than the information on the Schedules thereto which information is no longer current and other than the representations and warranties set forth in Section 5.3, Section 5.4, Section 5.5 and the first sentence of Section 5.15) true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof.
     (f) Schedule I hereto is a complete and correct list of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary has guaranteed the obligations of the Company under the Bank Credit Agreement and/or the Cascade Note;
     (g) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule I as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule I);
     (h) Each Subsidiary identified in Schedule I is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and each Subsidiary Guarantor has the Corporate or other power and authority to execute and deliver the Guaranty Agreement and perform its obligations thereunder;

Otter Tail Corporation	Third Amendment to Note Purchase Agreement
     (i) Guaranty Supplements in the form attached hereto as Exhibit A (the “Guaranty Supplements”) been duly authorized by all necessary action on the part of, and executed and delivered by, E.W. Wylie Corporation, a North Dakota corporation and Subsidiary of the Company (“E.W. Wylie”), and T.O. Plastics, Inc., a Minnesota corporation and Subsidiary of the Company (“T.O. Plastics”) and each of the Guaranty Supplements constitutes a legal, valid and binding obligation of each of E.W. Wylie and T.O. Plastics, respectively, enforceable against such party in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and
     (j) No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the Bank Credit Agreement and the Cascade Note Purchase Agreement and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
Section 3. Conditions to Effectiveness of This Third Amendment.
     Section 3.1. This Third Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:
     (a) E.W. Wylie and T.O. Plastics shall have each entered into a Guaranty Supplement.
     (b) executed counterparts of this Third Amendment, duly executed by the Company and the holders of 100% of the outstanding principal of the 2001 Notes, shall have been delivered to the Noteholders;
     (c) the representations and warranties of the Company set forth in § 2 hereof are true and correct on and with respect to the date hereof;
     (d) the Noteholders shall have received the favorable opinion of counsel to the Company as to the matters set forth in §§ 2.1(a), 2.1(b), 2.1(c) and 2.1(i) hereof, which opinion shall be in form and substance satisfactory to the Noteholders;
     (e) the Company shall have paid to the holders of the 2001 Notes, on a pro rata basis, an agreed-upon fee that shall be non-refundable; and
     (f) the Company shall have paid the reasonable fees and expenses of Chapman and Cutler LLP, counsel to the Noteholders, pursuant to
§ 4.1.
Upon receipt of all of the foregoing, this Third Amendment shall become effective.

Otter Tail Corporation	Third Amendment to Note Purchase Agreement
Section 4. Payment of Noteholders’ Counsel Fees and Expenses.
     Section 4.1. The Company agrees to pay upon demand, the reasonable fees and expenses of Chapman and Cutler LLP, special counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Third Amendment.
Section 5. Noteholder Representations and Warranties.
     Section 5.1. Each Noteholder separately represents that it holds the principal amount of 2001 Notes set forth opposite its signature block below.
Section 6. Miscellaneous.
     Section 6.1. This Third Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this Third Amendment, all terms, conditions and covenants contained in the 2001 Note Purchase Agreement and the 2001 Notes are hereby ratified and shall be and remain in full force and effect.
     Section 6.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Third Amendment may refer to the 2001 Note Purchase Agreement without making specific reference to this Third Amendment but nevertheless all such references shall include this Third Amendment unless the context otherwise requires.
     Section 6.3. The descriptive headings of the various Sections or parts of this Third Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
     Section 6.4. This Third Amendment shall be governed by and construed in accordance with New York law.
     Section 6.5. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Third Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

Otter Tail Corporation	Third Amendment to Note Purchase Agreement

Otter Tail Corporation

By:	/s/ George A. Koeck

Name: George A. Koeck
Title: General Counsel and Corporate Secretary

Otter Tail Corporation	Third Amendment to Note Purchase Agreement

Principal Amount of 2001 Notes Held:	Accepted and Agreed to:

$36,000,000	The Prudential Insurance Company of America

	By:	/s/ Brian N. Thomas

Name: Brian N. Thomas
Title: Vice President

$7,500,000	Prudential Retirement Insurance and Annuity Company

	By:	Prudential Investment Management, Inc., as investment manager

	By:	/s/ Brian N. Thomas

Vice President

$5,000,000	Hartford Life Insurance Company

	By:	Prudential Private Placement Investors, L.P., as Investment Advisor

	By:	Prudential Private Placement Investors, Inc., General Partner

	By:	/s/ Brian N. Thomas

Name: Brian N. Thomas
Title: Vice President

$1,500,000	Medica Health Plan

	By:	Prudential Private Placement Investors, L.P., as Investment Advisor

	By:	Prudential Private Placement Investors, Inc., General Partner

	By:	/s/ Brian N. Thomas

Name: Brian N. Thomas
Title: Vice President

Otter Tail Corporation	Third Amendment to Note Purchase Agreement

Principal Amount of 2001 Notes Held:	Accepted and Agreed to:

$13,000,000	GENWORTH LIFE INSURANCE COMPANY (f/k/a General Electric Capital Assurance Company)

	By:	/s/ John R. Endres

Name: John R. Endres
Title: Investment Officer

$7,000,000	GENWORTH LIFE INSURANCE COMPANY OF NEW YORK (f/k/a GE Capital Life Assurance Company of New York)

	By:	/s/ John R. Endres

Name: John R. Endres
Title: Investment Officer

$5,000,000	GENWORTH LIFE AND ANNUITY INSURANCE COMPANY (as successor by merger to First Colony Life Insurance Company)

	By:	/s/ John R. Endres

Name: John R. Endres
Title: Investment Officer

Otter Tail Corporation	Third Amendment to Note Purchase Agreement

Principal Amount of 2001 Notes Held:	Accepted and Agreed to:

$10,000,000	AIG Edison Life Insurance Company

By: AIG Global Investment Corp,
investment sub-adviser

By:	/s/ Victoria Y. Chin
	Name:	Victoria Y. Chin
	Title:	Vice President

Otter Tail Corporation	Third Amendment to Note Purchase Agreement

Principal Amount of 2001 Notes Held:	Accepted and Agreed to:

$5,000,000	Country Life Insurance Company

By:	/s/ John Jacobs
	Name:	John Jacobs
	Title:	Director – Fixed Income

Exhibit A
Guaranty Supplement
To the Holders of the Notes
 of Otter Tail Corporation
 (the “Company”)
Ladies and Gentlemen:
     Whereas, in order to refinance existing indebtedness and for general corporate purposes, the Company issued its 6.63% Senior Notes due December 1, 2011 in the aggregate principal amount of $90,000,000 (the “Notes”) pursuant to the Note Purchase Agreement dated as of December 1, 2001 (as amended by the First Amendment thereto dated December 1, 2002, the Second Amendment thereto dated October 1, 2004 and the Third Amendment thereto dated as of December 1, 2007, the “Note Agreement”) among the Company and each of the purchasers named on Schedule A attached to said Note Agreement.
     Whereas, as a condition precedent to effectuation of the Third Amendment to the Note Agreement, the Noteholders described therein required that certain Subsidiaries of the Company become parties to the Guaranty Agreement in the form attached hereto (the “Guaranty”) as security for the Notes.
     Pursuant to Section 9.8 of the Note Agreement, the Company has agreed to cause the undersigned,                     , a                      organized under the laws of                      (the “Additional Subsidiary Guarantor”,) to execute the Guaranty. In accordance with the requirements of the Guaranty, the Additional Subsidiary Guarantor desires to amend the definition of Guarantor (as the same may have been heretofore amended) set forth in the Guaranty so that at all times from and after the date hereof, the Additional Subsidiary Guarantor shall be jointly and severally liable as set forth in the Guaranty for the obligations of the Company under the Note Agreement and Notes to the extent and in the manner set forth in the Guaranty.
     The undersigned is the duly elected                      of the Additional Subsidiary Guarantor, a subsidiary of the Company, and is duly authorized to execute and deliver this Guaranty Supplement to each of you. The execution by the undersigned of this Guaranty Supplement shall evidence its consent to and acknowledgment and approval of the terms set forth herein and in the Guaranty and by such execution the Additional Subsidiary Guarantor shall be deemed to have made in favor of the Holders the representations and warranties set forth in Section 5 of the Guaranty.

     Upon execution of this Guaranty Supplement, the Guaranty shall be deemed to be amended as set forth above. Except as amended herein, the terms and provisions of the Guaranty are hereby ratified, confirmed and approved in all respects.
     Any and all notices, requests, certificates and other instruments (including the Notes) may refer to the Guaranty without making specific reference to this Guaranty Supplement, but nevertheless all such references shall be deemed to include this Guaranty Supplement unless the context shall otherwise require.
     Dated:                                         ,                              .

[Name of Additional Subsidiary Guarantor]

By

Name:

Title:

SCHEDULE I
SUBSIDIARIES OF THE COMPANY
(i) Subsidiaries of Otter Tail Corporation: All Subsidiaries listed in the table below are owned 100% by Otter Tail Corporation unless otherwise indicated by footnote.

		Number and Class of
		Shares Issued and		Bank Credit	Cascade
		Owned by Otter Tail		Agreement	Note	2001 Note
	State of	Corporation or its	Footnote	Guarantor	Guarantor	Guarantor
Company	Organization	Subsidiaries	Ref.	(Yes/No)	(Yes/No)*	(Yes/No)

AC Equipment, Inc.	Minnesota	100 Shares Common	(3)	No	No	No
AWI Acquisition Company Limited	Prince Edward Island Canada	1 Share Common	(8)	No	No	No
Aerial Contractors, Inc.	North Dakota	10 Shares Common	(3)	No	No	No
AgraWest Investments Limited	Prince Edward Island Canada	5,000,000 Shares Common 1,500,000 Shares Class A Preferred 1,500,000 Shares Class B Preferred 1,500 Shares Class C Preferred	(9)	No	No	No
Aviva Sports, Inc.	Minnesota	100 Shares Common	(6)	No	No	No
BTD Manufacturing, Inc.	Minnesota	200 Shares Common	(1)	Yes	Yes	Yes
Chassis Liner Corporation**	Minnesota	100 Shares Common	(1)	No	No	No
DMI Industries, Inc.	North Dakota	980 Shares Common	(1)	Yes	Yes	Yes
DMI Canada, Inc.	Canada	1 Share Common	(4)	No	No	No
DMS Health Technologies, Inc.	North Dakota	8,500 Shares Class A 5,100 Shares Class B	(1)	Yes	Yes	Yes
DMS Imaging, Inc.	North Dakota	1,606 Shares Common Voting	(2)	Yes	Yes	Yes
DMS — Imaging Partners, LLC**	Delaware		(10)	No	No	No
DMS — Imaging Partners II, LLC**	Delaware		(10)	No	No	No
DMS Leasing Corporation**	North Dakota	2,500 Shares Common	(2)	No	No	No
E. W. Wylie Corporation	North Dakota	100 Shares Common	(1)	No	Yes	Yes
Foley Company	Missouri	50,000 Shares Common	(1)	Yes	Yes	Yes
Galva Foam Marine Industries, Inc.	Missouri	100,000 Shares Common	(6)	No	No	No
Idaho Pacific Holdings, Inc.	Delaware	10,002 Shares Class A Common (voting)	(1)	Yes	Yes	Yes
Idaho-Pacific Corporation	Idaho	400 Shares Common	(8)	Yes	Yes	Yes

		Number and Class of
		Shares Issued and		Bank Credit	Cascade
		Owned by Otter Tail		Agreement	Note	2001 Note
	State of	Corporation or its	Footnote	Guarantor	Guarantor	Guarantor
Company	Organization	Subsidiaries	Ref.	(Yes/No)	(Yes/No)*	(Yes/No)

Idaho-Pacific Colorado Corporation	Delaware	100 Shares Common	(8)	No	No	No
Lynk3 Technologies, Inc.	Minnesota	100 Shares Common	(3)	No	No	No
Midwest Construction Services, Inc.	Minnesota	100 Shares Common	(1)	Yes	Yes	Yes
Moorhead Electric, Inc.	Minnesota	80 Shares Common	(3)	No	No	No
Northern Pipe Products, Inc.	North Dakota	10,000 Shares Common	(1)	Yes	Yes	Yes
Otter Tail Assurance Limited	Cayman Islands	50,000 Shares Common	(7)	No	No	No
Otter Tail Energy Services Company, Inc.	Minnesota	1,000 Shares Common	(7)	No	No	No
Overland Mechanical Services, Inc.	Minnesota	100 Shares Common	(5)	No	No	No
Shoreline Industries, Inc.	Minnesota	1,000 Shares Common	(6)	No	No	No
ShoreMaster, Inc.	Minnesota	100 Shares Common	(1)	Yes	Yes	Yes
ShoreMaster Costa Rica SRL	Costa Rica	50 Quotas	(6)	No	No	No
St. George Steel Fabrication, Inc.**	Utah	1,000 Shares Common	(0)	No	No	No
T.O. Plastics, Inc.	Minnesota	100 Shares Common	(1)	No	Yes	Yes
TW Renewables, LLC**	Minnesota			No	No	No
Varistar Corporation	Minnesota	100 Shares Common	(7)	No	Yes	Yes
Ventus Energy Systems, Inc.	Minnesota	100 Shares Common	(3)	No	No	No
Vinyltech Corporation	Arizona	100 Shares Common	(1)	Yes	Yes	Yes

(1)	Subsidiary of Varistar Corporation

(2)	Subsidiary of DMS Health Technologies, Inc.

(3)	Subsidiary of Midwest Construction Services, Inc.

(4)	Subsidiary of DMI Industries, Inc.

(5)	Subsidiary of Otter Tail Energy Services Company, Inc.

(6)	Subsidiary of ShoreMaster, Inc.

(7)	Subsidiary of Otter Tail Corporation

(8)	Subsidiary of Idaho Pacific Holdings, Inc.

(9)	Subsidiary of AW1 Acquisition Company Limited

(10)	Subsidiary of DMS Imaging, Inc.

**	Inactive